UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 15

         CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER
            SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR
                           SUSPENSION OF DUTY TO FILE
       REPORTS UNDER SECTION 13 AND 15(D) OF THE SECURITIES EXCHANGE ACT
                                   OF 1934.

                          Commission File Number 1-457


                               BULOVA CORPORATION
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             (Exact name of registrant as specified in its charter)


                   One Bulova Avenue, Woodside, NY 11377-7874
                                ( 718) 204-3300
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              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)


                    common stock, par value $5.00 per share
            --------------------------------------------------------
            (Title of each class of Securities covered by this Form)


                                      None
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  (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)


     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

          Rule 12g-4(a)(1)(i)       [x]      Rule 12h-3(b)(1)(ii)      [ ]
          Rule 12g-4(a)(1)(ii)      [ ]      Rule 12h-3(b)(2)(i)       [ ]
          Rule 12g-4(a)(2)(i)       [ ]      Rule 12h-3(b)(2)(ii)      [ ]
          Rule 12g-4(a)(2)(ii)      [ ]      Rule 15d-6                [ ]
          Rule 12h-3(b)(1)(i)       [x]

     Approximate number of holders of record as of the certification or notice date: zero

     Pursuant to the requirements of the Securities Exchange Act of 1934, Bulova Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date: January 18, 2005                         By: /s/ Warren J. Neitzel
                                                   ----------------------------
                                                   Name:  Warren J. Neitzel
                                                   Title: General Counsel
                                                          & Corporate Secretary